Q&A : Meat Company Announcment
                                  May 21, 2002


1.   What led you to the joint venture?

     o ConAgra Foods has been pursuing a strategy to shift its focus toward branded, value-added, and signature food products. This transaction presents an excellent opportunity for ConAgra Foods to continue favorably altering its portfolio while also providing the company cash to redeploy.

     o Having a minority interest in the venture will allow ConAgra Foods to participate in some of the upside earnings potential that the red meat companies have as a result of the positive changes that have occurred in those businesses over the last few years.

     o We chose the combination of Hicks Muse Tate & Furst, George Gillett, and Booth Creek based on their strong financial and operating experience and their familiarity with the beef and pork industry. While they have expertise in the beef and pork business, they do not presently have an asset base which could impede or delay the Hart Scott Rodino (HSR) process in the U.S. or the Foreign Investment Review Board (FIRB) process in Australia.

2.   What will ConAgra Foods do with the cash proceeds?

     Pay down debt.

3.   What transaction multiple does the purchase price represent?

     Approximately 5 X Last Twelve Months EBITDA.

4. Will the venture supply ConAgra Foods the meat needed as inputs in other ConAgra Foods businesses?

     Yes. ConAgra Foods will continue to source meat for other value-added operations through the venture's plants.

5. What will be owed to ConAgra Foods, and what is the expected timeline on the venture's repayment of indebtedness to ConAgra Foods?

     At closing, the venture owes ConAgra Foods approximately:

     $30 million of debt, bearing interest at the annual rate of 8%, secured by the cattle feeding operations, and

     $250 million from a revolving line of credit related to the cattle feeding operations. The line of credit limit is $350 million, with principal paid as cattle are sold, and bearing floating rate interest payable monthly. We expect this, as well as the $30 million mentioned above, to be repaid in approximately 18-36 months.

     $150 million of subordinated debt consisting of a promissory note with interest paid-in-kind, which has 7 1/2 -year repayment terms.

     Early repayment opportunities arise in the event the investor group sells its equity interest in the venture.

6. Will there be any management headcount reductions in the existing fresh meat businesses as a result of this transaction?

     No. All management at the existing ConAgra Foods fresh red meat operations are planning to join the new venture.

7.   Does the company have plans to make other portfolio changes?

     Our objective is to concentrate our capital and attention in the branded and value-added areas of the food business. We have a strategic program in place which is affecting our mix as we proceed toward our goals.

8. Did the company sell any of its consumer packaged meat business as a part of this transaction?

     No.  Our consumer packaged meat business remains with ConAgra Foods.

9.   What events need to occur between now and the closing of the deal?

     Completion of audited financial statements for the operations for fiscal 2002. The fiscal year concludes at the end of May 2002.
     Expiration of the Hart Scott Rodino waiting period.
     Approval of the Foreign Investment Review Board of Australia.
     Funding of the joint venture at closing, for which the investor group has received financial commitments.

10. How will ConAgra Foods' portion of the joint venture influence ConAgra Foods' earnings after the transaction?

     ConAgra Foods' portion of the earnings will be reported under the equity method of accounting, so the venture's financial results will not be consolidated into ConAgra Foods' financial statements. ConAgra Foods' pro-rata portion of the venture's earnings will be reflected in ConAgra Foods' income statement, and ConAgra Foods' balance sheet will reflect an investment account for our equity interest in the venture. The investment account on the balance sheet will change based on the venture's earnings and/or dividend payments.

     However, given the nature of the financing associated with the cattle feeding operations, ConAgra Foods will be consolidating the cattle feeding results into ConAgra Foods' financial results. This will be the case until such financing is no longer provided by ConAgra Foods, even though ConAgra Foods owns only a 46% minority interest in the cattle feeding operations.

11.  Does the venture have an exit strategy? Will it eventually go public?

     That will depend on the future preferences of the shareholders, but future alternatives include :

     o    Continuation and expansion of the venture

     o    Complete sale to public or private buyers

     o    Partial sale to public or private buyers

     o    IPO

12. Are there any agreements about future equity ownership changes between the parties?

     During the first 24 months, the investor group may acquire the balance of ConAgra Foods' equity interest in the joint venture for ConAgra Foods initial equity account balance plus ConAgra Foods' share of the venture's earnings. After 24 months, the investor group must pay incrementally higher amounts for ConAgra Foods' interest in the venture.

     13.  Are there any conditions about sales to other parties?

     If the investor group sells all or a portion of its interest in the venture to a third party, then the venture group may require ConAgra Foods to sell a proportionate amount of its interest in the venture to the third party.

     If the investor group sells all or a portion of its interest in the venture to a third party, then ConAgra Foods has the right to sell a proportionate amount of its interest in the venture, as well as a proportionate amount of the $150 million subordinated debt, to the third party.

     If ConAgra Foods sells all or a portion of its interest in the venture to a third party, then the investor group has the right to sell a proportionate amount of its interest in the venture to the third party.

14. How much did the beef and pork operations contribute to overall company sales and operating profit (as reported externally) during the first nine months of fiscal 2002?

     Total fresh beef and pork sales, first 9 months fiscal 2002: $ 5.8 billion Total fresh beef and pork operating profit, first 9 months fiscal 2002 :
     $145.1 million

15. What were the total company sales and operating profit for the first nine months of fiscal 2002?

     Total CAG  sales,  first 9 months  fiscal  2002 : $21.2  billion
     Total CAG  operating profit first 9 months fiscal 2002 : $ 1.5 billion

16.  What is the venture's capital structure expected to look like at closing?

     Approximately :

     Equity owned by the investor group = $175 million
     Equity owned by ConAgra Foods = $150 million
     Debt owed to banks = $705 million
     Subordinated debt payable to ConAgra Foods = $150 million
     Debt payable to ConAgra Foods, secured by cattle feeding operations = $ 30 million
     Cattle feeding secured credit payable to ConAgra Foods = $250 million